UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 19, 2024

Onex Direct Lending BDC Fund

(Exact name of Registrant as specified in its charter)

Delaware	814-01405	86-3687484
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

930 Sylvan Avenue Englewood Cliffs, NJ	07632
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (201) 541-2121

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01. Regulation FD Disclosure.

Portfolio and Business Commentary

(All figures as of June 30, 2024, unless otherwise noted)

For the quarter ended June 30, 2024, the Company’s net asset value (“NAV”) per share was $23.98, down 1.6% from $24.36 as of March 31, 2024. The Company’s year-to-date return through June 30, 2024 was 4.47%. The Company’s annualized distribution rate is 11.5% as of June 2024.1

As of June 30, 2024, the Company’s portfolio was $497.5 million based on fair market value across 36 portfolio companies and 15 industries. The Company’s unfunded commitments was $17.6 million at June 30, 2024. Given our focus on lower middle market borrowers and our conservative structuring approach, our portfolio remained defensively positioned with 99% first lien debt investments and 99% floating rate debt investments based on fair market value. As of June 30, 2024, there were no investments on non-accrual status.

We continue to operate around the low end of our target leverage ratio of 0.9x to 1.0x net debt to equity and remain focused on optimizing our funding sources and liquidity. As of June 30, 2024, the Company’s net leverage ratio was 0.8x2. The Company has remaining facility sizes totaling $194.0 million.3

Since inception and as of June 30, 2024, the Company has closed on 39 portfolio investments totaling over $730 million of commitments at the time of original closing. At the time of original closing for these 39 borrowers, the weighted average senior leverage was approximately 4.4 times, the loan-to-value ratio was approximately 38%, and the weighted average spread over reference rate to the London Interbank Offered Rate (“LIBOR”), Secured Overnight Financing Rate (“SOFR”), and Canadian Dollar Offered Rate (“CDOR”) was 655 bps. As of June 30, 2024, there were 28 platform investments in the portfolio with total outstanding commitments, including unfunded loan commitments, of approximately $501.7 million.4

1.

The annualized distribution rate is calculated by multiplying the current quarter’s (Q2 2024) regular distribution per share by four and dividing the result by the prior quarter’s (Q1 2024) ending NAV per share. If the calculation was based on the current quarter’s ending NAV per share, the annualized distribution rate would be 11.7% as of June 2024.

2.	Net leverage ratio is defined as debt outstanding less cash and cash equivalents, divided by net assets.
3.	Includes borrowing facility sizes of $340.0 million under our SPV facility and $80.0 million under our revolving Onex loan.
4.

Preceding paragraph excludes 8 broadly syndicated loans totaling $31.8 million of commitments at the time of original closing that the Company invested in that it does not intend to hold until maturity.

The information disclosed under this Item 7.01 is being “furnished” and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise. The information in this Item 7.01 shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended, or into any filing or other document pursuant to the Exchange Act, except as otherwise expressly stated in any such filing.

Item 8.01. Other Events.

Net Asset Value

The net asset value (“NAV”) per share of each class of the Company as of June 30, 2024, as determined in accordance with the Company’s valuation policy, is set forth below.

NAV per share as of June 30, 2024
Common shares of beneficial interest, par value $0.001	$23.98

As of June 30, 2024, the Company’s aggregate net asset value was $252.1 million and the fair value of its investment portfolio was $497.5 million.

Status of Offering

The Company has sold Common Shares as part of the Private Offering. The following table lists the Common Shares issued and total consideration for the Private Offering as of the date of this filing. The Company intends to continue selling Common Shares in the Private Offering on a quarterly basis.

	Common Shares Issued	Total Consideration
Common shares of beneficial interest, par value $0.001	10,514,885	$297.6 million

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ONEX DIRECT LENDING BDC FUND

Date: July 23, 2024	By:	/s/ Edward U. Gilpin
	Name: Title:	Edward U. Gilpin Chief Financial Officer and Treasurer